Exhibit j




                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 1, 1999, relating to the financial statements and financial highlights which appears in the October 31, 1999 Annual Report to Shareholders of INVESCO Sector Funds, Inc., and to our report dated September 8, 1999, relating to the financial statements and financial highlights which appears in the July 31, 1999 Annual Report to Shareholders of INVESCO Specialty Funds, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Denver, Colorado
January 24, 2000